Lightstone Value Plus Real Estate Investment Trust, Inc.
1985 Cedar Bridge Ave., Suite 1
Lakewood, New Jersey 08701

June 28, 2012

Dear Investor:

On behalf of the entire Lightstone Group management team, I would like to thank you for your investment in Lightstone Value Plus Real Estate Investment Trust, Inc. I write to inform you of several changes to our Distribution Reinvestment Program (“DRIP”).

First, as previously disclosed in our public filings, on March 9, 2012, our Board of Directors determined that we had an estimated net asset value of $322.0 million, resulting in an estimated net asset value per share of common stock of $10.65, each as of December 31, 2011. Also on March 9, 2012, in conjunction with our estimate of the value of a share of our common stock as of December 31, 2011, our Board of Directors confirmed the purchase price under our DRIP of $10.12 per share of common stock, which is a 5% discount to the estimated value per share of common stock of $10.65 as of December 31, 2011. In order to conform the terms of the DRIP to the updated purchase price, we expect that, effective on or about July 12, 2012, we will amend and restate our DRIP so that it reflects the updated purchase price.

Second, we anticipate that starting on or about July 12, 2012, there will no longer be a FINRA-registered broker-dealer serving as dealer manager under our DRIP. Consequently, the DRIP will no longer be available to investors in Arizona or Oregon. We expect that the amended and restated DRIP will reflect these changes as well.

Questions regarding our DRIP should be directed to us at (800) 343-3736. We thank you for your continued confidence in us.

Yours truly,

David Lichtenstein

Chairman and CEO